MACE SECURITY INTERNATIONAL, INC.
                                   Exhibit 11

                  Schedule of Computation of Primary Net Income
                                    Per Share

                                    ---------

                                        For the three months ended March 31,

                                               1997               1996
                                               ----               ----

Common stock outstanding at                  6,825,000          6,805,000
                                           ===========         ==========
  end of period

Net (loss) income                          $  (277,026)        $   88,694
                                           ===========         ==========

Net (loss) income per share                $      (.04)        $     0.01
                                           ===========         ==========